BioLife Solutions Announces Third Quarter 2014 Results
Conference Call and Webcast at 4:30pm Eastern Time

BOTHELL, WA— November 6, 2014 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced financial results for the third quarter of 2014.

Q3 2014 Financial Highlights

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For the third quarter of 2014, core product revenue was $1.2 million, an increase of 24% over the third quarter of 2013 and 15% over the second quarter of 2014, driven by increased direct sales to the regenerative medicine and drug discovery markets and growth in sales to distributors.

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Core product revenue was $3.5 million for the nine months ended September 30, 2014, an increase of 27% over the same period in 2013. Total revenue for the third quarter of 2014 decreased 43% compared to the third quarter of 2013 due to the cancellation of a contract manufacturing services agreement with an organ preservation company.

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Gross margin for the quarter ended September 30, 2014 was 47.3%, compared to 41.0% in the same period in 2013, and 45% in the second quarter of 2014 driven by the shift in mix toward the Company’s more profitable core products in 2014.

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Net loss for the third quarter of 2014 was $0.9 million, compared to a loss of $0.3 million in the third quarter of 2013 and $0.9 in the second quarter of 2014. The increase in the loss from the same period in 2013 is primarily the result of the reduction in contract manufacturing revenue and increased expenditures in sales and marketing and G&A related to the formation of the biologistex CCM, LLC joint venture.

Mike Rice, BioLife’s President & CEO, said, “In the third quarter we continued to execute on driving continued adoption of our proprietary clinical grade biopreservation media products and investing to build out the infrastructure for biologistex, the cold chain management services joint venture we formed with SAVSU Technologies. This is a very exciting phase in BioLife’s corporate development. We look forward to leveraging the strong franchise we have built in the regenerative medicine market with sales of our complementary biologistex offering.  Yield, stability, and quality of biologics are critical determinants of efficacy and commercialization success for our customers and it’s rewarding to see our key markets realize this and recognize the value our products and services provide.”

Achievements for the Third Quarter of 2014

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We formed a new joint venture with SAVSU Technologies under the brand name of biologistexSM CCM. biologistex will offer customers in our strategic biobanking, drug discovery, and regenerative medicine markets tools, and cloud hosted data used to monitor and manage the movement of biologic materials such as vaccines, cells, tissues, and organs across time and space. biologistex has received a 20-year exclusive worldwide distribution right to current and future SAVSU controlled temperature containers, including the EVO™ smart container. BioLife will make a multi-million dollar investment in connection with these transactions, and will manage all sales, marketing, technical, customer service, accounting, and fulfillment operations in its current Bothell, Washington facilities.

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We saw continued adoption of our proprietary biopreservation media products, bringing our estimate of the number of clinical trials of novel cell-based regenerative medicine products and therapies using our products to over 130.  Adoption has also increased in the cell supplier market segment.  Highlights include:

RoosterBio, Inc., a biofabrication tools company based in Frederick, Maryland, adopted our CryoStor clinical grade cryopreservation freeze media with RoosterBio’s human bone marrow-derived, adult mesenchymal stem cell (hMSC) products.

Progenitor Cell Therapy, LLC (PCT), an internationally recognized contract development and manufacturing organization and a wholly owned subsidiary of NeoStem, Inc., announced the use of our HypoThermosol storage/shipping media and CryoStor cryopreservation freeze media for several internal clinical programs and other contract customer cell therapy development and manufacturing programs.

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We signed a long-term contract manufacturing services agreement with Jupiter, FL-based Somahlution LLC. We will manufacture DuraGraft™, a tissue preservation solution for storage of harvested veins used in coronary artery bypass graft (CABG) and other vascular access surgeries for Somahlution.

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The Company's CryoStor clinical grade cell freeze media was evaluated in a multicenter biobanking study of various shipment conditions for cells used to support proficiency testing programs. The results of the study were recently published in the journal article Viable mononuclear cell stability study for implementation in a proficiency testing program: impact of shipment conditions, which appeared in Biopreservation and Biobanking.

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We added Jason Acker, PhD, and Anthony Davies, PhD to our Scientific Advisory Board. Dr. Acker is a Senior Development Scientist with the Canadian Blood Services and a Professor in the Department of Laboratory Medicine and Pathology at the University of Alberta, Edmonton, Canada. He received his Bachelor of Science, Master of Science in Experimental Pathology and PhD in Medical Sciences degrees from the University of Alberta. Dr. Davies is President of Dark Horse Consulting, a boutique practice focused on CMC and product development issues in cell and gene therapy. After training as a biochemist, chemical engineer and molecular biologist, Dr. Davies has worked in the cell and gene therapy field for some 20 years. He brings with him an extensive track record in manufacturing, operational management and commercial development, most recently as Chief Technology Officer for Capricor, Inc. and Vice President, Product Development for Geron Corporation’s cell therapy programs.

The Company will host a conference call and live webcast at 4:30 p.m. EDT this afternoon. To access the webcast, log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:  28668789. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning our 2014 outlook, potential revenue growth and market expansion, and new products and customers. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of our products; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

Statement of Operations

BioLife Solutions, Inc. Statement of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Product sales	$1,243,372	$2,170,491	$4,520,302	$6,051,354
Licensing revenue	––	––	––	609,167
Total revenue	1,243,372	2,170,491	4,520,302	6,660,521
Cost of product sales	654,978	1,281,634	2,483,199	3,817,737
Gross profit	588,394	888,857	2,037,103	2,842,784
Operating expenses
Research and development	153,328	160,528	513,393	361,404
Sales and marketing	298,263	208,080	810,279	625,600
General and administrative	1,011,316	630,342	2,844,858	1,856,386
Total operating expenses	1,462,907	998,950	4,168,530	2,843,390

Operating loss	(874,513)	(110,093)	(2,131,427)	(606)

Other income (expenses)
Gain on sale of property and equipment	4,400	––	4,400	––
Interest income	7,658	––	12,175	––
Interest expense	––	(185,554)	(177,308)	(556,664)
Amortization of deferred financing costs	––	(14,263)	(13,022)	(42,322)
Total other income (expenses)	12,058	(199,817)	(173,755)	(598,986)
Net Loss	$(862,455)	$(309,910)	$(2,305,182)	$(599,592)
Basic and diluted net loss per common share	$(0.07)	$(0.06)	$(0.23)	$(0.12)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,042,739	5,009,274	9,987,682	5,002,135

Selected Balance Sheet Data	September 30,	December 31,
	2014	2013
Cash, cash equivalents and investments	$11,019,342	$156,273
Accounts receivable	775,076	1,009,316
Inventories	717,624	420,924
Total current assets	12,832,803	1,878,258
Total current liabilities	833,014	1,628,140
Promissory notes payable, related parties	––	10,603,127
Accrued interest, related parties	––	3,501,610
Total liabilities	1,586,856	16,624,863
Total shareholders' equity (deficiency)	12,667,207	(13,271,521)

Selected Cash Flow Data	Nine Months Ended September 30,
	2014	2013
Cash provided by (used in) operating activities	$(2,465,540)	$67,460
Cash used in investing activities *	(8,092,498)	(235,109)
Cash provided by financing activities	13,676,822	50,458
Net increase (decrease) in cash and equivalents	3,118,784	(117,191)

*The 2014 period includes $7,849,743 related to the purchase of short-term investments